EXHIBIT 5.1





                         August 1, 1994













PLM International, Inc.
One Market Plaza
Market Street Tower, Suite 900
San Francisco, CA  94105-1301



     Re:  Registration Statement on Form S-3
          Registration of 2,445,000 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel for PLM International, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, by the Company of 2,445,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), on behalf of the selling stockholders as described in and pursuant to the Company's Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Registration Statement").

     Based on such investigation as we deemed necessary for purposes of this opinion, we are of the opinion that:

     (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

     (b) the 2,445,000 shares of Common Stock proposed to be sold by the selling stockholders named in the Registration
Statement have been legally issued, and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                              FARELLA, BRAUN & MARTEL



                              By: /s/ FARELLA, BRAUN & MARTEL